Exhibit 10.32

EXHIBIT II

MANAGEMENT SERVICES AGREEMENT

BETWEEN

LITCHFIELD MUTUAL FIRE INSURANCE COMPANY

AND

PATRONS MUTUAL INSURANCE COMPANY OF CONNECTICUT

THIS AGREEMENT, made as of the 26th day of August, 1998, between Patrons Mutual Insurance Company of Connecticut (“Patrons”) and Litchfield Mutual Fire Insurance Company (“Litchfield), both mutual insurance companies organized and exiting under the laws of the State of Connecticut.

WITNESSETH:

WHEREAS, the Boards of Directors of each of Patrons and Litchfield have, at meetings duly convened and held, authorized and approved the formulation and implementation of a plan for a common management services arrangement and the preparation, execution and delivery of such agreements as may be necessary and appropriate to the effectuation of such common management services arrangement and

WHEREAS, the parties wish to set forth herein certain understandings concerning such common management services arrangement;

NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, and for other good and valuable consideration, it is agreed as follows:

Section 1. Commencing on the Effective Date (as defined below) and until the termination of this Agreement, Patrons shall provide to Litchfield such management services as shall be reasonably necessary or desirable for the conduct of the insurance business of Litchfield. Such services shall include, but not be limited to, accounting, tax and auditing services, legal services, actuarial services, employee benefit plans and personnel administration, insurance production and underwriting services, processing and payment of claims, servicing of policyholders, billing and collection services, software development services, electronic data processing operations, communications operations, investment and property management services. Patrons shall provide such services at its sole cost and expense but all such costs and expenses shall be considered “Expenses” under Section 4 of the Pooling Agreement referred to in Section 10 below.

Section 2. Upon the Effective Date, all officers, employees and other personnel of Litchfield, other than the members of the Board of Directors of Litchfield in their capacity as Directors, shall be transferred to the payroll of Patrons and shall become, and thereafter be deemed to be, employees of Patrons. Although the parties contemplate that certain of such persons may act in a dual capacity as officers, employees or agents of both Litchfield and of Patrons, Patrons shall be solely responsible for the payment of all compensation and other benefits which such persons shall be entitled to as a result of their service, whether such service is rendered to Patrons or to Litchfield or both, and for the discharge of any other employment obligations owed to such persons, but such compensation and benefits also shall be considered “Expenses” under Section 4 of the Pooling Agreement referred to in Section 10 below. Litchfield shall not separately award such persons any compensation or other benefits after this arrangement becomes effective.

Section 3. Each officer, employee and other agent of Litchfield, who is transferred to the payroll of Patrons and becomes an employee of Patrons, shall receive pension and all other employee benefits as favorable as the benefits received by Patrons employees, and in computing such benefits Patrons shall include the total time of employment of such personnel at Litchfield. In order to carry out such intention, the benefits previously received by such employees at Litchfield (prior to the Effective Date) either will be substituted for the benefits payable under the employee benefit plans of Patrons, integrated with such plans, or retained, depending on the individual circumstances of each case.

Section 4. The Boards of Directors of Patrons and Litchfield shall remain responsible for the business and affairs of their respective corporations and the members of such Boards shall continue to be elected to their positions in accordance with the respective charters and bylaws of each such corporation and applicable law. The Litchfield Board of Directors shall appoint annually a President from among the members of its Board of Directors, a Treasurer, a Secretary and such other officers as the Board of

Directors deems necessary or desirable. Such officers shall be chosen from among the employees of Patrons or upon appointment shall become employees of Patrons in accordance with the provisions of this Agreement. The President of Litchfield, in his capacity as an employee of Patrons, shall serve under the general supervision and control of the President of Patrons. Nevertheless, the President of Patrons shall delegate to the President of Litchfield the power to hire and discharge employees and personnel for Litchfield operations, within guidelines to be agreed upon by them and approved by the Litchfield Board of Directors. Such employees shall be deemed to be employees of Patrons, with all of the rights and obligations of such employees.

Section 5. It is not intended that this Agreement set forth all of the operational details necessary to initiate and implement the aforesaid common management agreement. Consequently, on and after the Effective Date, the Presidents of Patrons and Litchfield are authorized to implement in detail all of the actions contemplated herein, and to perform all acts necessary to initiate and carry out the purpose of this Agreement including consolidation of any of the functions of Patrons and of Litchfield such as production, underwriting, reinsurance, claims, collection of statistics and statistical reporting, accounting, personnel and billing and credit and personnel methods and procedures. Nevertheless, the allocation of expenses of the functions of Patrons and Litchfield shall be reasonable, fair and equitable, and shall be satisfactory to, and meet any requirements of, the Connecticut Insurance Department and no such consolidation shall result in the closing of offices of Litchfield in Litchfield, Connecticut for at least 60 months after the Effective Date.

Section 6. Patrons shall keep the Board of Directors of Litchfield fully informed with regard to the consolidated operations conducted by Patrons and generally as to its then current intentions as to the future. Patrons shall furnish the Board of Directors of Litchfield with copies of all financial statements, a signed copy of each report prepared by independent certified public accountants, and such other information with regard to the affairs of Litchfield as the Board of Directors of Litchfield may from time to time reasonably request. Upon request, the chief executive officer of Patrons shall attend any regular or special meetings of the Board of Directors of Litchfield.

Section 7. Subject to the foregoing, Patrons and Litchfield each shall retain their respective names and corporate structures and all other aspects of their respective legal identities and corporate rights and obligations. Each also shall maintain its own reserves, assets (including investments) and capital and surplus and shall account separately therefor. Notwithstanding the foregoing, the parties will file combined financial statements consistent with the Pooling Agreement mentioned below and shall establish a steering committee and other committees as they deem desirable, comprised of representatives of their respective Boards of Directors, to consider matters of common concern and make recommendations to their respective Boards of Directors.

Section 8. Directors, officers, employees and agents of Patrons may serve as Directors, officers, employees, agents, nominees or signatories for Litchfield. When executing documents or otherwise acting in such capacities for Litchfield, such persons shall use their respective titles in Litchfield. Such individuals shall not receive from Litchfield any compensation for their services to Litchfield in any such capacities, except that a Director of Litchfield shall be compensated by Litchfield for his services as such Director.

Section 9. Patrons shall not be entitled to any compensation for the management services to be provided hereunder or reimbursement of the expenses to be incurred hereunder, except for the payment to be made pursuant to Section 13 upon the termination (if any) of this Agreement. However, in consideration of the services to be rendered hereunder by Patrons and the expenses to be incurred by Patrons in rendering such services, on the Effective Date Litchfield and Patrons will enter into a Pooling Agreement (“Pooling Agreement”) substantially in the form of Exhibit A attached hereto.

Section 10. This Agreement shall become effective (“Effective Date”) on such date as shall be mutually agreeable to Patrons and Litchfield and as shall be evidenced by an addendum to this Agreement signed by both such corporations. If the parties have not executed and delivered such an addendum to each other on or before                     , 1998, then this Agreement thereafter shall be of no further force or effect unless extended pursuant to authority granted by the respective Boards of Directors of Patrons and Litchfield.

Section 11. This Agreement shall continue in effect until terminated in accordance with the following provisions. This Agreement may be terminated by action of either the Board of Directors of Patrons or Litchfield after the second anniversary of the Effective Date and upon at least one (1) year’s prior written notice to the other party. Notwithstanding the foregoing, this Agreement also may be terminated under the circumstances and in the manner specified in Section 12 hereof.

Section 12. At the option solely of Litchfield (exercised by its Board of Directors), this Agreement shall be and become terminated immediately upon written notice of termination from Litchfield to Patrons if any of the following events shall occur:

(a)

If Patrons shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver liquidator or trustee of Patrons or of all or substantially all its property by reason of the foregoing, or approving any petition filed against Patrons for its reorganization, and such adjudication or order shall remain in force or unstayed for a period of sixty days; or

(b)

If Patrons shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the Federal bankruptcy laws, or for relief under any law for the relief of debtors, or shall consent to the appointment of a receiver of itself or of all or substantially all its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally, as they become due.

Patrons agrees that if any of the events specified in subsection (b) and (c) of this Section 12 shall occur, it will give written notice thereof to Litchfield within seven days after the occurrence of such event.

Section 13. If this Agreement shall be terminated by either party pursuant to Section 11 or shall be terminated by Litchfield pursuant to Section 12, then, in any such case, within 90 days after such termination becomes effective, Litchfield shall pay to Patrons, as compensation for the services provided hereunder by Patrons prior to such termination, an amount (expressed in dollars) computed by multiplying 20% times the aggregate net insurance premiums earned by Litchfield in all States other than Connecticut during the 12-month period immediately preceding the effective date of such termination.

Section 14. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation. If the matter has not been resolved within sixty (60) days of a party’s request for negotiation, any party may initiate mediation under the Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of Neutrals, with the assistance of CPR, unless the parties agree otherwise. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, which is not settled by such negotiation or mediation, shall be settled by arbitration by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgments upon the award rendered by the Arbitrators may be entered in any Court having jurisdiction thereof. The place of arbitration shall be East Hartford, Connecticut.

Section 15. Patrons assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith.

Section 16. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered at the following addresses of the parties hereto:

If to Litchfield, to:	Litchfield Mutual Fire Insurance Company
Litchfield, Connecticut 06759
Attention: Chairman, Board of Directors

If to Patrons, to:	Patrons Mutual Insurance Company
769 Hebron Avenue
Glastonbury, Ct 06033-6517
Attention: President

Section 17. Patrons and Litchfield are not partners or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them. Patrons shall perform its duties hereunder as an independent contractor and not as an agent of Litchfield or its Board of Directors. Neither party shall have any liability for the obligations of the other party, except as otherwise expressly set forth in this Agreement or in the Pooling Agreement.

Section 18. This Agreement shall not be assignable by Patrons or Litchfield without the consent of the other party, except in the case of assignment to a corporation or other organization which is a successor to Litchfield or Patrons, as the case may be, in which case such successor shall be bound hereunder and by the terms of said assignment in the same manner as its assignor is bound hereunder.

Section 19. This Agreement shall not be changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.

Section 20. This Agreement shall be governed by and constructed in accordance with Connecticut law.

Section 21. This Agreement may be executed in one or more counterparts, and by different parties on separate counterparts, either of which shall and will be treated and considered as an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

LITCHFIELD MUTUAL FIRE INSURANCE COMPANY

By
Its

PATRONS MUTUAL INSURANCE COMPANY OF CONNECTICUT

By
Its

FIRST AMENDMENT

to

MANAGEMENT SERVICES AGREEMENT

among

LITCHFIELD MUTUAL FIRE INSURANCE COMPANY

PATRONS MUTUAL INSURANCE COMPANY OF CONNECTICUT

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

and

STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY

This First Amendment to Management Services Agreement (“First Amendment”), dated as of December 14, 2007, amends the Management Services Agreement (the “Management Agreement”), dated as of August 26, 1998, by and between Litchfield Mutual Fire Insurance Company (“Litchfield”) and Patrons Mutual Insurance Company of Connecticut (“Patrons”) as follows:

RECITALS

WHEREAS, Patrons and Litchfield have previously entered into the Management Agreement; and

WHEREAS, Patrons and Litchfield will affiliate their business operations with State Automobile Mutual Insurance Company (“SAM”) upon the closing of the transactions contemplated by the Amended and Restated Affiliation Agreement (the “Restated Affiliation Agreement”), by and among SAM, Patrons and Litchfield; and

WHEREAS, the parties intend to add SAM and State Auto Property & Casualty Insurance Company (“SAP&C”) as parties to the Management Agreement in order for SAM and SAP&C to provide supplemental management services to Litchfield and Patrons; and

WHEREAS, the parties intend to add references to the Inter-Company Expense Agreement (the “Expense Agreement”), dated as of January 12, 2001, as amended, by and between Litchfield and Patrons; and

WHEREAS, to the extent a party provides services or facilities to any of the other parties pursuant to the terms of this Agreement, it may be denominated a “Provider,” and to the extent that it receives services or the use of facilities of any of the other parties, it may be denominated a “Recipient.”

STATEMENT OF AGREEMENT

In consideration of the mutual covenants set forth herein and INTENDING TO BE LEGALLY BOUND HEREBY, the parties to this First Amendment agree to amend the Management Agreement as follows:

1.	Capitalized terms used in this First Amendment (including the Recitals) which are not otherwise defined herein shall have the meanings ascribed to such terms in the Management Agreement.

2.

Upon the Effective Date (as defined below) of this First Amendment, SAM and SAP&C shall supplement the management and operations services provided to Litchfield by Patrons as described in Section 1 of the Management Agreement. In addition, SAM and SAP&C shall provide supplemental management and operations services to Patrons. The parties acknowledge that Patrons has its own employees who provide managerial, supervisory, administrative, technical, professional, and clerical services for itself and to Litchfield. SAP&C, through its employees, will provide certain executive, administrative, technical, and professional support services to Litchfield and Patrons, while SAM will provide certain data processing equipment, office supplies and equipment, furniture and fixtures, automobiles and such other items of tangible personal property or facilities to Litchfield and Patrons, the costs of which shall be allocated as described below.

3.	Section 1 of the Management Agreement is hereby deleted in its entirety and replaced by the following:

“Commencing on the Effective Date (as defined below) and until the termination of this Agreement, Patrons shall provide to Litchfield such management services as shall be reasonably necessary or desirable for the conduct of the insurance business of Litchfield. Such services shall include, but not be limited to, accounting, tax and auditing services, legal services, actuarial services, employee benefit plans and personnel administration, insurance production and underwriting services, processing and payment of claims, servicing of policyholders, billing and collection services, software development services, electronic data processing operations, communications operations, investment and property management services. The cost and expense of the services Patrons provides to Litchfield hereunder shall be allocated to Litchfield in accordance with the terms of the Inter-Company Expense Agreement, as amended (the “Expense Agreement”), by and between Patrons and Litchfield, a copy of which is attached hereto as Exhibit B; and in accordance with the terms of the Reinsurance Pooling Agreement (the “Patrons Pooling Agreement”), by and between Patrons and Litchfield, a copy of which is attached hereto as Exhibit A, until the January 1, 2008, 12:01 a.m. termination of said Patrons Pooling Agreement; and in accordance with the terms of the State Auto Reinsurance Pooling Agreement (the “State Auto Pooling Agreement”), a copy of which is attached as Exhibit C, from January 1, 2008 until the termination of this Agreement. The cost and expense of the services, equipment and facilities provided by SAP&C and SAM to Litchfield and Patrons pursuant to the terms hereunder shall be allocated to Litchfield and Patrons in accordance with the terms of the Expense Agreement and the State Auto Pooling Agreement.”

4.	Sections 2, 3 and 4 of the Management Agreement do not apply to SAM or SAP&C.

5.	Section 5 of the Management Agreement is hereby deleted in its entirety and replaced by the following:

“It is not intended that this Agreement set forth all of the operational details necessary to initiate and implement the aforesaid common management agreement. Consequently, on and after the Effective Date (as set forth in the original Management Agreement), the Presidents of Patrons and Litchfield are authorized to implement in detail all of the actions contemplated herein, and to perform all acts necessary to initiate and carry out the purpose of this Agreement including consolidation of any of the functions of Patrons and of Litchfield such as production, underwriting, reinsurance, claims, collection of statistics and statistical reporting, accounting, personnel, billing and credit, and personnel methods and procedures. Nevertheless, the allocation of expenses of the functions of Patrons and Litchfield shall be reasonable, fair and equitable, and shall be satisfactory to, and meet any requirement of, the Connecticut Insurance Department and no such consolidation shall result in the closing of offices of Litchfield in Litchfield, Connecticut for at least 60 months after the Effective Date (as set forth in the original Management Agreement).

“Likewise, upon the addition of SAM and SAP&C as parties to this Agreement, it is not intended that this Agreement set forth all of the operational details necessary to initiate and implement the aforesaid management agreement. Consequently, on and after the Effective Date (as defined below), the Presidents of Patrons, SAM, SAP&C and Litchfield are authorized to implement in detail all of the actions contemplated herein, and to perform all acts necessary to initiate and carry out the purpose of this Agreement. Nevertheless, the allocation of expenses of the functions of Patrons and Litchfield shall be reasonable, fair and equitable, and shall be satisfactory to, and meet any requirement of, both the Connecticut Insurance Department and the Ohio Department of Insurance.”

6.	Sections 6, 7 and 8 of the Management Agreement do not apply to SAM or SAP&C.

7.	Section 9 of the Management Agreement is hereby deleted in its entirety.

8.	Section 10 of the Management Agreement does not apply to SAM or SAP&C.

9.

Section 11 of the Management Agreement is hereby deleted in its entirety and replaced by the following: “This Agreement shall continue in effect until terminated in accordance with the following provisions. This Agreement may be terminated by action of the Board of Directors of Patrons, SAM, SAP&C or Litchfield after the second anniversary of the Effective Date and upon at least ninety (90) days’ prior written notice to the other parties. Notwithstanding the foregoing, this Agreement also may be terminated under the circumstances and in the manner specified in Section 12 hereof.”

10.	Section 13 of the Management Agreement is hereby deleted in its entirety.

11.	Section 15 of the Management Agreement is hereby deleted in its entirety and replaced by the following:

“Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered at the following addresses of the parties hereto:

If to Litchfield, to:	Litchfield Mutual Fire Insurance Company Litchfield, Connecticut 06759 Attention: Chairman, Board of Directors

If to Patrons, to:	Patrons Mutual Insurance Company 769 Hebron Avenue Glastonbury, CT 06033-6517 Attention: President

If to SAM or SAP&C:	State Automobile Mutual Insurance Company 518 East Broad Street Columbus OH 43215 Attention: President

12.	Section 16 of the Management Agreement is hereby deleted in its entirety and replaced by the following:

“This Agreement shall not be assignable by Patrons, SAM, SAP&C or Litchfield without the consent of the other parties, except in the case of assignment to a corporation or other organization which is a successor to Litchfield, SAM, SAP&C or Patrons, as the case may be, in which case such successor shall be bound hereunder and by the terms of said assignment in the same manner as its assignor is bound hereunder. Under no circumstances can this Agreement be assigned without the prior approval of the Insurance Departments of Connecticut and Ohio.”

13.	Section 17 of the Management Agreement is hereby deleted in its entirety and replaced by the following:

“This Agreement shall not be changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by all the parties hereto, or their respective successors or permitted assigns. Furthermore, no change or modification of the terms of this Agreement shall be valid unless prior approval for such change or modification has been received from the Commissioners of the Ohio and the Connecticut Departments of Insurance.”

14.	The following is hereby added to the Management Agreement as new Section 20:

“The Provider shall be responsible for maintaining full and accurate accounting records of all services rendered and facilities used pursuant to this Agreement and such additional information as the Recipient may reasonably request for purposes of its internal bookkeeping and accounting operations. Expenses shall be apportioned in accordance with statutory accounting principles consistently applied. The books, accounts, and records shall be so maintained as to clearly and accurately disclose the nature and details of the transactions including such accounting information as is necessary to support the expenses apportioned to the respective parties. The Provider shall keep such accounting records insofar as they pertain to the computation of charges hereunder available at its principal offices for audit, inspection and copying by the recipient or any governmental agency having jurisdiction during all reasonable business hours.”

15.	The following is hereby added to the Management Agreement as new Section 21:

“The Provider shall submit to the Recipient within thirty (30) days of the end of each calendar month (or such other interval not greater than quarterly as such parties may agree), a written statement of the amount estimated to be owed by the Recipient to the Provider for services and the use of facilities pursuant to this Agreement in that calendar month (or interval) and the Recipient shall pay the Provider within thirty (30) days following receipt of such written statement the amount set forth in the statement.”

16.	The following is hereby added to the Management Agreement as new Section 22:

“COMPLETE AGREEMENT. This document, together with such amendments hereto as may from time to time be validly executed in writing by the parties, constitutes the entire agreement among the parties and supersedes all prior or contemporaneous discussions, negotiations, representations, or agreements relating to the subject matter of this Agreement.”

17.

This First Amendment shall be effective (the “Effective Date”) as of the Litchfield Closing Date (as defined in the Restated Affiliation Agreement). Notwithstanding the foregoing, the effectiveness of this First Amendment is subject to the receipt of all regulatory consents required to implement the terms of this First Amendment. Until such time as all such regulatory consents have been obtained, this First Amendment shall not become operative to amend the Management Agreement in any manner whatsoever and shall be of no force or effect.

18.

This First Amendment constitutes an integral part of the Management Agreement. In the event of any inconsistencies between the provisions of the Management Agreement and this First Amendment, the provisions of this First Amendment shall control. Except as expressly amended hereby, the terms and provisions of the Management Agreement shall continue in full force and effect without change for the balance of the term thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

[SIGNATURE PAGE FOLLOWS]

PATRONS MUTUAL INSURANCE COMPANY OF CONNECTICUT

By:	/s/ William Siclari
William Siclari, President

LITCHFIELD MUTUAL FIRE INSURANCE COMPANY

By:	/s/ Peter R. L. Faber
Peter R. L. Faber, President

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

By:	/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr., President

STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY

By:	/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr., President

EXHIBIT A

Patrons Reinsurance Pooling Agreement effective January 1, 2007

EXHIBIT B

Inter-Company Expense Agreement

EXHIBIT C

State Auto Reinsurance Pooling Agreement